Filed Pursuant to Rule 424(b)(3)

Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED JUNE 19, 2013 TO PROSPECTUS DATED MAY 1, 2013

MAY 2013 PERFORMANCE UPDATE

	May 2013	Year to Date	Total NAV 05/31/2013	NAV per Unit 05/31/2013
Series A-1	-13.02%	-7.99%	$9,803,306	$1,309.36
Series A-2	-12.88%	-7.22%	$2,581,700	$1,463.64
Series B-1	-16.83%	-0.98%	$2,670,706	$1,099.69
Series B-2	-16.69%	-0.15%	$3,849,088	$1,185.37

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Selling Agent Change of Address

Effective June 24, 2013, Superfund USA, LLC, the exclusive selling agent of the Fund, will be located at 833 West Jackson Boulevard, Suite 110, Chicago, Illinois 60607.

SUPERFUND GOLD, L.P. – SERIES A-1

MAY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended May 31, 2013)

STATEMENT OF INCOME
MAY 2013
Investment income, interest	$(121)

Expenses
Management fee	18,458
Ongoing offering expenses	—
Operating expenses	6,153
Selling commissions	16,407
Other expenses	138
Incentive fee	—
Brokerage commissions	14,744
Total expenses	55,901

Net investment gain (loss)	(56,021)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(1,729,934)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	318,002

Net gain(loss) on investments	(1,411,933)

Net increase (decrease) in net assets from operations	$(1,467,954)

STATEMENT OF CHANGES IN NET ASSET VALUE
MAY 2013
Net assets, beginning of period	$11,801,376

Net increase (decrease) in net assets from operations	(1,467,954)

Capital share transactions
Issuance of shares	25,200
Redemption of shares	(555,316)

Net increase(decrease) in net assets from capital share transactions	(530,116)

Net increase(decrease) in net assets	(1,998,070)

Net assets, end of period	$9,803,306
NAV Per Unit, end of period	$1,309.36

SUPERFUND GOLD, L.P. – SERIES A-2

MAY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended May 31, 2013)

STATEMENT OF INCOME
MAY 2013
Investment income, interest	$(32)

Expenses
Management fee	4,853
Ongoing offering expenses	—
Operating expenses	1,618
Other expenses	36
Incentive fee	—
Brokerage commissions	3,876
Total expenses	10,383

Net investment gain (loss)	(10,415)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(454,817)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	83,606

Net gain(loss) on investments	(371,211)

Net increase (decrease) in net assets from operations	$(381,626)

STATEMENT OF CHANGES IN NET ASSET VALUE
MAY 2013

Net assets, beginning of period	$2,956,758

Net increase (decrease) in net assets from operations	(381,626)

Capital share transactions
Issuance of shares	163,410
Redemption of shares	(156,842)

Net increase(decrease) in net assets from capital share transactions	6,568

Net increase(decrease) in net assets	(375,058)

Net assets, end of period	$2,581,700

NAV Per Unit, end of period	$1,463.64

SUPERFUND GOLD, L.P. – SERIES B-1

MAY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended May 31, 2013)

STATEMENT OF INCOME
MAY 2013
Investment income, interest	$(52)

Expenses
Management fee	5,029
Ongoing offering expenses	—
Operating expenses	1,676
Selling commissions	4,470
Other expenses	331
Incentive fee	—
Brokerage commissions	6,084
Total expenses	17,589

Net investment gain(loss)	(17,641)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(545,948)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	23,046

Net gain(loss) on investments	(522,902)

Net increase (decrease) in net assets from operations	$(540,544)

STATEMENT OF CHANGE IN NET ASSET VALUE
MAY 2013
Net assets, beginning of period	$3,061,125

Net increase (decrease) in net assets from operations	(540,544)

Capital share transactions
Issuance of shares	202,000
Redemption of shares	(51,875)

Net increase (decrease) in net assets from capital share transactions	150,125

Net increase(decrease) in net assets	(390,419)

Net assets, end of period	$2,670,706
NAV Per Unit, end of period	$1,099.69

SUPERFUND GOLD, L.P. – SERIES B-2

MAY 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended May 31, 2013)

STATEMENT OF INCOME
MAY 2013
Investment income, interest	$(75)

Expenses
Management fee	7,235
Ongoing offering expenses	—
Operating expenses	2,412
Other expenses	476
Incentive fee	—
Brokerage commissions	8,753
Total expenses	18,876

Net investment gain(loss)	(18,951)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(785,519)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	33,158

Net gain(loss) on investments	(752,361)

Net increase (decrease) in net assets from operations	$(771,312)

STATEMENT OF CHANGE IN NET ASSET VALUE
MAY 2013
Net assets, beginning of period	$4,897,332

Net increase (decrease) in net assets from operations	(771,312)

Capital share transactions
Issuance of shares	0
Redemption of shares	(276,932)

Net increase (decrease) in net assets from capital share transactions	(276,932)

Net increase(decrease) in net assets	(1,048,244)

Net assets, end of period	$3,849,088

NAV Per Unit, end of period	$1,185.37

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.